Exhibit 99.1

BAUSCH + LOMB CORPORATION

(a business of Bausch Health Companies Inc.)

BAUSCH + LOMB CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share amounts)

(Unaudited)

	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$190	$174
Restricted cash	—	3
Trade receivables, net (Note 4)	737	721
Inventories, net	598	572
Prepaid expenses and other current assets	194	165
Total current assets	1,719	1,635
Property, plant and equipment, net	1,225	1,225
Intangible assets, net	2,196	2,264
Goodwill	4,553	4,586
Deferred tax assets, net	1,026	933
Other non-current assets	188	180
Total assets	$10,907	$10,823
Liabilities
Current liabilities:
Accounts payable (Note 4)	$251	$239
Accrued and other current liabilities	841	860
Total current liabilities	1,092	1,099
Deferred tax liabilities, net	103	24
Other non-current liabilities	276	298
BHC Purchase Debt (Note 4)	2,220	—
Total liabilities	3,691	1,421
Commitments and contingencies (Note 16)
Equity
Common shares, no par value, 350,000,000 shares authorized, issued and outstanding (Note 18)	—	—
Additional paid-in capital	8,219	—
Accumulated earnings	20	—
BHC investment	—	10,364
Accumulated other comprehensive loss	(1,099)	(1,035)
Total Bausch + Lomb Corporation shareholder’s equity	7,140	9,329
Noncontrolling interest	76	73
Total equity	7,216	9,402
Total liabilities and equity	$10,907	$10,823

The accompanying notes are an integral part of these condensed consolidated financial statements.

BAUSCH + LOMB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues
Product sales	$883	$874
Other revenues	6	7
	889	881
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets) (Note 4)	346	331
Cost of other revenues	2	2
Selling, general and administrative (Note 4)	343	318
Research and development (Note 4)	77	67
Amortization of intangible assets	65	76
Other expense, net	2	2
	835	796
Operating income	54	85
Interest expense (Note 4)	(20)	—
Foreign exchange and other	(5)	(8)
Income before provision for income taxes	29	77
Provision for income taxes	(6)	(47)
Net income	23	30
Net income attributable to noncontrolling interest	(3)	(3)
Net income attributable to Bausch + Lomb Corporation	$20	$27

Basic and diluted income per share attributable to Bausch + Lomb Corporation	$0.06	$0.08

Basic and diluted weighted-average common shares	350	350

The accompanying notes are an integral part of these condensed consolidated financial statements.

BAUSCH + LOMB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in millions)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Net income	$23	$30
Other comprehensive loss
Foreign currency translation adjustment	(60)	(106)
Pension and postretirement benefit plan adjustments, net of income taxes	(4)	7
Other comprehensive loss	(64)	(99)
Comprehensive loss	(41)	(69)
Comprehensive income attributable to noncontrolling interest	(3)	(3)
Comprehensive loss attributable to Bausch + Lomb Corporation	$(44)	$(72)

The accompanying notes are an integral part of these condensed consolidated financial statements.

BAUSCH + LOMB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

(in millions)

(Unaudited)

	Common Shares
	Shares	Amount	BHC Investment	Additional Paid in Capital	Accumulated Earnings	Accumulated Other Comprehensive Loss	Bausch + Lomb Corporation Shareholder's Equity	Non- controlling Interest	Total Equity
	Three Months Ended March 31, 2022
Balance, January 1, 2022	—	$—	$10,364	$—	$—	$(1,035)	$9,329	$73	$9,402
Issuance of common shares (Note 18)	350	—	(8,164)	8,164	—	—	—	—	—
Issuance of BHC Purchase Debt (Note 4)	—	—	(2,200)	—	—	—	(2,200)	—	(2,200)
Net distributions to BHC and affiliates	—	—	—	55	—	—	55	—	55
Net income	—	—	—	—	20	—	20	3	23
Other comprehensive loss	—	—	—	—	—	(64)	(64)	—	(64)
Balance, March 31, 2022	350	$—	$—	$8,219	$20	$(1,099)	$7,140	$76	$7,216

	Three Months Ended March 31, 2021
Balance, January 1, 2021	—	$—	$10,807	$—	$—	$(889)	$9,918	$70	$9,988
Net decrease in BHC investment	—	—	(85)	—	—	—	(85)	—	(85)
Net income	—	—	27	—	—	—	27	3	30
Other comprehensive loss	—	—	—	—	—	(99)	(99)	—	(99)
Balance, March 31, 2021	—	$—	$10,749	$—	$—	$(988)	$9,761	$73	$9,834

The accompanying notes are an integral part of these condensed consolidated financial statements.

BAUSCH + LOMB CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash Flows From Operating Activities
Net income	$23	$30
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangible assets	95	106
Asset impairments	—	1
Allowances for losses on trade receivables and inventories	7	13
Deferred income taxes	(43)	26
Payments of accrued legal settlements	(2)	—
Share-based compensation	16	14
Foreign exchange loss	1	10
Other	(9)	(6)
Changes in operating assets and liabilities:
Trade receivables	(21)	31
Inventories	(41)	(20)
Prepaid expenses and other current assets	(31)	(14)
Accounts payable, accrued and other liabilities	8	(3)
Net cash provided by operating activities	3	188
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(42)	(45)
Purchases of marketable securities	(5)	(5)
Proceeds from sale of marketable securities	6	2
Net cash used in investing activities	(41)	(48)
Cash Flows From Financing Activities
Net borrowings under BHC pooled financing arrangements (Note 4)	31	—
Net transfers to BHC (Note 4)	21	(114)
Net cash provided by (used in) financing activities	52	(114)
Effect of exchange rate changes on cash and cash equivalents	(1)	(7)
Net increase in cash and cash equivalents and restricted cash	13	19
Cash and cash equivalents and restricted cash, beginning of period	177	238
Cash and cash equivalents and restricted cash, end of period	$190	$257

Non-cash Financing Activity
Issuance of BHC Purchase Debt (Note 4)	$2,200	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

BAUSCH + LOMB CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	DESCRIPTION OF BUSINESS

Overview

Bausch + Lomb Corporation (“Bausch + Lomb” or the “Company”) is a subsidiary of Bausch Health Companies Inc. (“BHC”), and is a leading global eye health company dedicated to protecting and enhancing the gift of sight for millions of people around the world – from the moment of birth through every phase of life. The Company operates in three reportable segments: (i) Vision Care/Consumer Health Care segment which includes both a contact lens business and a consumer eye care business that consists of contact lens care products, over-the-counter (“OTC”) eye drops and eye vitamins, (ii) Ophthalmic Pharmaceuticals segment which consists of a broad line of proprietary pharmaceutical products for post-operative treatments and treatments for a number of eye conditions, such as glaucoma, eye inflammation, ocular hypertension, dry eyes and retinal diseases and (iii) Surgical segment which consists of medical device equipment, consumables and instrumental tools and technologies for the treatment of corneal, cataracts, and vitreous and retinal eye conditions, and includes intraocular lenses and delivery systems, phacoemulsification equipment and other surgical instruments and devices necessary for cataract surgery. See Note 17, “SEGMENT INFORMATION” for additional information regarding these reportable segments.

Separation of Bausch + Lomb

On August 6, 2020, BHC announced its plan to separate Bausch + Lomb into an independently publicly traded company from the remainder of Bausch Health Companies Inc. (the “Separation”). Prior to January 1, 2022, Bausch + Lomb had nominal assets and liabilities. Prior to March 31, 2022, in connection with the Separation, BHC transferred to Bausch + Lomb, in a series of steps, substantially all the entities, assets, liabilities and obligations that Bausch + Lomb will hold upon completion of the Separation pursuant to a Master Separation Agreement (the “MSA”) with BHC. The remaining entities, assets, liabilities and obligations and associated results of operations and cash flows are included in these financial statements and were not material to Bausch + Lomb’s financial position, operations and cash flows for the periods presented.

The registration statement related to the initial public offering of Bausch + Lomb’s common shares (the “B+L IPO”) was declared effective on May 5, 2022, and Bausch + Lomb’s common shares began trading on the New York Stock Exchange and the Toronto Stock Exchange, in each case under the ticker symbol “BLCO” on May 6, 2022. Bausch + Lomb also obtained a final receipt to its final Canadian base PREP prospectus on May 5, 2022. Prior to the effectiveness of the registration statement, Bausch + Lomb was a wholly-owned subsidiary of BHC. On May 10, 2022, a wholly owned subsidiary of BHC (the “Selling Shareholder”) sold 35,000,000 common shares of Bausch + Lomb, at an offering price of $18.00, per share, pursuant to the Bausch + Lomb prospectuses. The Selling Shareholder received all net proceeds from the B+L IPO. BHC expects to complete the separation of Bausch + Lomb after the expiry of customary lockups related to the B+L IPO and achievement of targeted debt leverage ratios, subject to the receipt of applicable shareholder and other necessary approvals, and subject to the various risk factors set forth in the prospectuses relating to the separation approvals. See Note 18, “EARNINGS PER SHARE” for additional details regarding the B+L IPO.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

In connection with the Separation, effective January 1, 2022, BHC has transferred to Bausch + Lomb substantially all the entities, assets, liabilities and obligations related to the Bausch + Lomb business, such that the accompanying unaudited financial statements for all periods presented, including the historical results of the Company prior to January 1, 2022, are now referred to as “Condensed Consolidated Financial Statements”, and have been prepared pursuant to the rules and regulations for reporting on Form 10-Q. Prior to January 1, 2022, the Company’s combined financial statements were prepared on a combined basis and were derived from BHC’s historical consolidated financial statements.

Prior to the completion of the B+L IPO on May 10, 2022, Bausch + Lomb had historically operated as part of BHC; therefore, standalone financial statements were not historically prepared. The accompanying Condensed Consolidated Financial Statements have been prepared from BHC’s historical accounting records and policies and are presented on a standalone basis as if the Company’s operations had been conducted independently from BHC. These Condensed Consolidated Financial Statements have been prepared by Bausch + Lomb in United States (“U.S.”) dollars and in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial reporting and pursuant to the rules and regulations for reporting on Form 10-Q, which do not conform in all respects to the requirements of U.S. GAAP for annual financial statements. Accordingly, certain information and disclosures required by U.S. GAAP for complete Consolidated Financial Statements are not included herein.

The results of operations of any interim period are not necessarily indicative of the results of operations for the full year. In Bausch + Lomb’s opinion, all adjustments necessary for a fair statement of these interim statements have been included and are of a normal and recurring nature. These interim statements should be read in conjunction with the audited financial statements and notes thereto included in Bausch + Lomb’s Registration Statement on Form S-1, as amended, filed on April 28, 2022 and declared effective on May 5, 2022 and in Bausch + Lomb’s final Canadian base PREP prospectus dated May 5, 2022 and the supplemented PREP prospectus dated May 6, 2022.

As Bausch + Lomb has historically operated as part of BHC, Bausch + Lomb relied on BHC’s corporate and other support functions. Therefore, certain corporate and shared costs have been allocated to Bausch + Lomb, including expenses related to BHC support functions that are provided on a centralized basis, including expenses for executive oversight, treasury, accounting, legal, human resources, shared services, compliance, procurement, information technology and other corporate functions. The expenses associated with these services generally include all payroll and benefit costs, certain share-based compensation expenses related to BHC’s long-term incentive program for BHC employees who are providing corporate services to Bausch + Lomb, certain expenses associated with corporate insurance coverage and medical, pension, postretirement and other health plan costs for employees participating in BHC sponsored plans, as well as overhead costs related to the support functions. These expenses have been allocated to Bausch + Lomb using the same basis and methodologies used in preparing Bausch + Lomb’s audited Combined Financial Statements for the year ended December 31, 2021.

Following the B+L IPO, certain functions that BHC provided to Bausch + Lomb prior to the B+L IPO continue to be provided to Bausch + Lomb by BHC under a Transition Services Agreement (the “TSA”) or are performed using Bausch + Lomb’s own resources or third-party service providers. Bausch + Lomb has incurred certain costs in its establishment as a standalone public company, and expects additional ongoing costs associated with operating as an independent, publicly traded company.

Impacts of COVID-19 Pandemic

The unprecedented nature of the COVID-19 pandemic has, and continues to, adversely impact the global economy. The COVID-19 pandemic and the reactions of governments, private sector participants and the public in an effort to contain the spread of the COVID-19 virus and/or address its impacts have had significant direct and indirect effects on businesses and commerce. This includes, but is not limited to, disruption to supply chains, employee base and transactional activity, facility closures and production suspensions.

The extent to which these events may continue to impact the Bausch + Lomb’s operations, financial condition, cash flows and results of operations, in particular, will depend on future developments which are highly uncertain and many of which are outside the Bausch + Lomb’s control. Such developments include the availability and effectiveness of vaccines for the COVID-19 virus, COVID-19 vaccine immunization rates, the ultimate geographic spread and duration of the pandemic, the extent and duration of a resurgence of the COVID-19 virus and variant strains thereof, such as the delta and omicron variants, new information concerning the severity of the COVID-19 virus, the effectiveness and intensity of measures to contain the COVID-19 virus and the economic impact of the pandemic and the reactions to it. Such developments, among others, depending on their nature, duration and intensity, could have a significant adverse effect on Bausch + Lomb’s business, financial condition, cash flows and results of operations.

To date, Bausch + Lomb has been able to continue its operations with limited disruptions in supply and manufacturing. Although, it is difficult to predict the broad macroeconomic effects that the COVID-19 pandemic will have on industries or individual companies, Bausch + Lomb has assessed the possible effects and outcomes of the pandemic on, among other things, its supply chain, customers and distributors, discounts and rebates, employee base, product sustainability, research and development efforts, product pipeline and consumer demand and currently believes that its estimates are reasonable.

Out of Period Adjustments

During the preparation of the Condensed Consolidated Financial Statements for the three months ended March 31, 2022, management identified immaterial prior period accounting misstatements related to the income tax impact of unrealized gains and losses of Bausch + Lomb’s pension and postretirement benefit plan, which are included in Other comprehensive loss in the Condensed Consolidated Statement of Comprehensive Income and related to the impact of deferred taxes on the Condensed Consolidated Statement of Cash Flows. The misstatements resulted in an overstatement of Other comprehensive loss and of Net cash provided by operating activities of $6 million and an overstatement of Net cash used in financing activities of $6 million for the three months ended March 31, 2021 and in an understatement of $10 million of Accumulated other comprehensive loss in the Condensed Consolidated Balance Sheet as of December 31, 2021. Bausch + Lomb recorded out of period corrections for the misstatements during the three months ended March 31, 2021, resulting in an out of period unrealized loss of $10 million, reflected in the Pension and postretirement benefit plan adjustments, net of income taxes caption of its Condensed Consolidated Statements of Comprehensive Loss. The out of period correction also resulted in a decrease in the Deferred income taxes caption and an offsetting increase in the Net Transfers to BHC caption of its Condensed Consolidated Statement of Cash Flows of $10 million for the three months ended March 31, 2022.

During the preparation of the Condensed Consolidated Financial Statements for the three months ended March 31, 2021, management identified immaterial prior period accounting misstatements related to the allocation of foreign exchange gains and losses reported in its financial statements. Bausch + Lomb recorded an out of period correction for the misstatements during the three months ended March 31, 2021, resulting in out of period expense of $6 million ($4 million, net of income taxes) included in Foreign exchange and other in its Condensed Consolidated Statements of Operations for the three months ended March 31, 2021. The misstatement did not impact the Bausch + Lomb’s Condensed Consolidated Balance Sheets or Condensed Consolidated Statements of Cash Flows.

Management has evaluated these misstatements and related out of period corrections in relation to the current period financial statements as well as the periods in which they originated and concluded that these misstatements are not material to the impacted periods.

Use of Estimates

In preparing Bausch + Lomb’s Condensed Consolidated Financial Statements, management is required to make estimates and assumptions. This includes estimates and assumptions regarding the nature, timing and extent of the impacts that the COVID-19 pandemic will have on its operations and cash flows. The estimates and assumptions used by Bausch + Lomb affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made by management include: provisions for product returns, rebates, chargebacks, discounts and allowances and distribution fees paid to certain wholesalers; useful lives of finite-lived intangible assets and property, plant and equipment; expected future cash flows used in evaluating intangible assets for impairment, reporting unit fair values for testing goodwill for impairment; acquisition-related contingent consideration liabilities; provisions for loss contingencies; provisions for income taxes, uncertain tax positions and realizability of deferred tax assets; the fair value of foreign currency exchange contracts; and the related allocations described in the Bausch + Lomb’s basis of presentation.

All allocations and estimates in these Condensed Consolidated Financial Statements are based on assumptions that management believes are reasonable. On an ongoing basis, management reviews its allocations and estimates to ensure that these allocations and estimates appropriately reflect changes in Bausch + Lomb and new information as it becomes available. However, the Condensed Consolidated Financial Statements included herein may not be indicative of the financial position, results of operations and cash flows of Bausch + Lomb in the future, or if Bausch + Lomb had been a separate, standalone entity during the periods presented. If historical experience and other factors used by management to make these estimates do not reasonably reflect future activity, Bausch + Lomb’s Condensed Consolidated Financial Statements could be materially impacted.

3.	REVENUE RECOGNITION

Revenue Recognition

Bausch + Lomb’s revenues are primarily generated from product sales in the therapeutic areas of eye health that consist of: (i) branded prescription eye-medications and pharmaceuticals, (ii) generic and branded generic prescription eye medications and pharmaceuticals, (iii) OTC vitamin and supplement products and (iv) medical devices (contact lenses, intraocular lenses and ophthalmic surgical equipment). Other revenues include alliance and service revenue from the licensing and co-promotion of products and contract service revenue. Contract service revenue is derived primarily from contract manufacturing for third parties and is not material. See Note 17, “SEGMENT INFORMATION” for the disaggregation of revenues which depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by the economic factors of each category of customer contracts.

Bausch + Lomb recognizes revenue when the customer obtains control of promised goods or services and in an amount that reflects the consideration to which Bausch + Lomb expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, Bausch + Lomb applies the five-step revenue model to contracts within its scope: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

Product Sales

A contract with Bausch + Lomb’s customers exists for each product sale. Where a contract with a customer contains more than one performance obligation, Bausch + Lomb allocates the transaction price to each distinct performance obligation based on its relative standalone selling price. The transaction price is adjusted for variable consideration which is discussed further below. Bausch + Lomb recognizes revenue for product sales at a point in time, when the customer obtains control of the products in accordance with contracted delivery terms, which is generally upon shipment or customer receipt. Contracted delivery terms will vary by customer and geography. In the United States control is generally transferred to the customer upon receipt.

Revenue from sales of surgical equipment and related software is generally recognized upon delivery and installation of the equipment. Intraocular lenses and delivery systems, disposable surgical packs and other surgical instruments are distinct from the surgical equipment and may be sold together with the surgical equipment in a single contract or on a standalone basis. Revenue from the sale of delivery systems, disposable surgical packs and other surgical instruments is recognized in accordance with the contracted delivery terms, generally upon shipment or customer receipt. Intraocular lenses are sold primarily on a consignment basis and revenue is recognized upon notification of use, which typically occurs when a replacement order is placed.

When a sale transaction in the Surgical segment contains multiple performance obligations, the transaction price is allocated to each performance obligation based on the relative standalone sales price and revenue is recognized upon satisfaction of each performance obligation.

Product Sales Provisions

As is customary in the eye health industry, gross product sales of certain product categories are subject to a variety of deductions in arriving at reported net product sales. The transaction price for such product categories is typically adjusted for variable consideration, which may be in the form of cash discounts, allowances, returns, rebates, chargebacks and distribution fees paid to customers. Provisions for variable consideration are established to reflect Bausch + Lomb’s best estimates of the amount of consideration to which it is entitled based on the terms of the contract. The amount of variable consideration included in the transaction price may be constrained, and is included in the net sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue recognized will not occur in the future period.

Provisions for these deductions are recorded concurrently with the recognition of gross product sales revenue and include cash discounts and allowances, chargebacks, and distribution fees, which are paid to direct customers, as well as rebates and returns, which can be paid to direct and indirect customers. Returns provision balances and volume discounts to direct customers are included in Accrued and other current liabilities. All other provisions related to direct customers are included in Trade receivables, net, while provision balances related to indirect customers are included in Accrued and other current liabilities.

The following table presents the activity and ending balances of Bausch + Lomb’s variable consideration provisions for the three months ended March 31, 2022 and 2021:

(in millions)	Discounts and Allowances	Returns	Rebates	Chargebacks	Distribution Fees	Total
Reserve balance, January 1, 2022	$167	$60	$195	$29	$17	$468
Current period provision	77	18	128	92	5	320
Payments and credits	(88)	(19)	(119)	(54)	(6)	(286)
Reserve balance, March 31, 2022	$156	$59	$204	$67	$16	$502

Included in Rebates in the table above are cooperative advertising credits due to customers of approximately $32 million and $31 million as of March 31, 2022 and January 1, 2022, respectively, which are reflected as a reduction of Trade accounts receivable, net in the Condensed Consolidated Balance Sheets.

(in millions)	Discounts and Allowances	Returns	Rebates	Chargebacks	Distribution Fees	Total
Reserve balance, January 1, 2021	$147	$77	$149	$30	$24	$427
Current period provision	76	19	118	69	4	286
Payments and credits	(85)	(21)	(104)	(73)	(5)	(288)
Reserve balance, March 31, 2021	$138	$75	$163	$26	$23	$425

Included in Rebates in the table above are cooperative advertising credits due to customers of approximately $30 million and $27 million as of March 31, 2021 and January 1, 2021, respectively, which are reflected as a reduction of Trade accounts receivable, net in the Condensed Consolidated Balance Sheets.

Contract Assets and Contract Liabilities

There are no contract assets for any period presented. Contract liabilities consist of deferred revenue, the balance of which is not material to any period presented.

Allowance for Credit Losses

An allowance is maintained for potential credit losses. Bausch + Lomb estimates the current expected credit loss on its receivables based on various factors, including historical credit loss experience, customer credit worthiness, value of collaterals (if any), and any relevant current and reasonably supportable future economic factors. Additionally, Bausch + Lomb generally estimates the expected credit loss on a pool basis when customers are deemed to have similar risk characteristics. Trade receivable balances are written off against the allowance when it is deemed probable that the trade receivable will not be collected. Trade receivables, net are stated net of certain sales provisions and the allowance for credit losses.

The activity in the allowance for credit losses for trade receivables for the three months ended March 31, 2022 and 2021 is as follows:

(in millions)	2022	2021
Balance, beginning of period	$16	$17
Recoveries	1	—
Foreign exchange and other	(1)	—
Balance, end of period	$16	$17

4.	RELATED PARTIES

Historically, Bausch + Lomb has been managed and operated in the ordinary course of business with other affiliates of BHC. Accordingly, certain corporate and shared costs have been allocated to Bausch + Lomb and reflected as expenses in the Condensed Consolidated Financial Statements. There have been no sales made to related parties for all periods presented.

Allocated Centralized Costs

The unaudited Condensed Consolidated Financial Statements have been prepared on a standalone basis and are derived from the unaudited consolidated financial statements and accounting records of BHC. BHC incurs significant corporate costs for services provided to Bausch + Lomb as well as to other BHC businesses. The allocated corporate and shared costs to Bausch + Lomb for the three months ended March 31, 2022 and 2021 were $76 million and $95 million, respectively, and are included in Cost of goods sold (excluding amortization and impairments of intangible assets), Selling, general and administrative and Research and development in the Condensed Consolidated Statements of Operations. All such amounts have been deemed to have been incurred and settled by Bausch + Lomb in the period in which the costs were recorded and are included in Additional paid-in capital during the three months ended March 31, 2022 and in BHC investment during the three months ended March 31, 2021.

In the opinion of management of BHC and Bausch + Lomb, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by Bausch + Lomb during the three months ended March 31, 2022 and 2021. The amounts that would have been, or will be incurred, on a standalone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for more or fewer employees or other factors. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Accounts Receivable and Payable

Certain related party transactions between Bausch + Lomb and BHC have been included in Additional paid-in capital during the three months ended March 31, 2022 and in BHC investment during the three months ended March 31, 2021 when the related party transactions were not settled in cash.

Certain transactions between Bausch + Lomb and BHC and affiliate businesses are cash-settled on a current basis and, therefore, are reflected in the Condensed Consolidated Balance Sheets. Accounts payable to BHC and its affiliates were $5 million and $6 million as of March 31, 2022 and December 31, 2021 respectively, and accounts receivables due from BHC and its affiliates were $81 million and $32 million as of March 31, 2022 and December 31, 2021, respectively.

BHC Pooled Financing Arrangements

Certain legal entities comprising Bausch + Lomb participate in BHC pooled financing arrangements, which allow for individual legal entities participating in the arrangements to borrow from the sponsoring bank. Total borrowings by the BHC pool participants is limited to the aggregate cash maintained in accounts held by the sponsoring bank. Net borrowings under BHC pooled financing arrangements under these arrangements from legal entities comprising Bausch + Lomb were $60 million and $28 million as of March 31, 2022 and December 31, 2021, respectively. BHC held a net positive cash balance in this pool, as these borrowings were more than offset by cash held by other BHC owned legal entities, including legal entities which have commingled B+L and non-B+L activities. Cash from these commingled legal entities has generally not been included in the Bausch + Lomb’s Condensed Consolidated Balance Sheets as such cash is not specifically identifiable to Bausch + Lomb. These borrowings are presented on the Condensed Consolidated Balance Sheets within Accrued and other current liabilities and in the Financing Activities section of the Condensed Consolidated Statements of Cash Flows as Net borrowings under BHC pooled financing arrangements. Interest incurred on such borrowings were not material for any period presented.

Net Transfers to BHC

The total effect of the settlement of related party transactions is reflected as a financing activity in the Condensed Consolidated Statements of Cash Flows. The components of the Net transfers to BHC for the three months ended March 31, 2022 and 2021 are as follows:

(in millions)	2022	2021
Cash pooling and general financing activities	$(87)	$(473)
Corporate allocations	76	95
Benefit from income taxes	66	293
Total net transfers to BHC	55	(85)
Share-based compensation	(16)	(14)
Other, net	(18)	(15)
Net transfers to BHC	$21	$(114)

BHC Purchase Debt

On January 1, 2022, in anticipation of the Separation, Bausch + Lomb issued a $2,200 million promissory note to BHC (the “BHC Purchase Debt”) in conjunction with a legal reorganization. The BHC Purchase Debt had an original maturity of two-years, interest at the rate of 3.625% per annum and was repaid in full on May 10, 2022. Included in Interest expense in the Condensed Consolidated Statement of Operations for the three months ended March 31, 2022 was $20 million of interest attributed to the BHC Purchase Debt. See Note 19, “SUBSEQUENT EVENTS” for further details.

5.	LICENSING AGREEMENTS

Licensing Agreements

In the normal course of business, Bausch + Lomb may enter into select licensing and collaborative agreements for the commercialization and/or development of unique products. These products are sometimes investigational treatments in early stage development that target unique conditions. The ultimate outcome, including whether the product will be: (i) fully developed, (ii) approved by regulatory agencies, (iii) covered by third-party payors or (iv) profitable for distribution, is highly uncertain. The commitment periods under these agreements vary and include customary termination provisions. Expenses arising from commitments, if any, to fund the development and testing of these products and their promotion are recognized as incurred. Royalties due are recognized when earned and milestone payments are accrued when each milestone has been achieved and payment is probable and can be reasonably estimated.

6.	FAIR VALUE MEASUREMENTS

Fair value measurements are estimated based on valuation techniques and inputs categorized as follows:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities;

•	Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and

•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using discounted cash flow methodologies, pricing models, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following fair value hierarchy table presents the components and classification of Bausch + Lomb’s financial assets and liabilities measured at fair value on a recurring basis:

	March 31, 2022				December 31, 2021
(in millions)	Carrying Value	Level 1	Level 2	Level 3	Carrying Value	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$15	$—	$15	$—	$12	$—	$12	$—
Restricted cash	$—	$—	$—	$—	$3	$—	$3	$—
Liabilities:
Acquisition-related contingent consideration	$9	$—	$—	$9	$9	$—	$—	$9
Foreign currency exchange contracts	$5	$—	$5	$—	$—	$—	$—	$—

There were no transfers between Level 1, Level 2 or Level 3 during the three months ended March 31, 2022 and 2021.

Foreign Currency Exchange Contracts

In 2020 and 2021, BHC, on behalf of Bausch + Lomb, entered into foreign currency exchange contracts. As of March 31, 2022, these contracts had an aggregate notional amount of $64 million.

The fair value of Bausch + Lomb’s foreign currency exchange contracts liability as of March 31, 2022 was $5 million and December 31, 2021 was not material. During the three months ended March 31, 2022 and 2021, the net change in fair value was a gain of $4 million and a loss of $1 million, respectively. Settlements of Bausch + Lomb's foreign currency exchange contracts are reported as a gain or loss in the Condensed Consolidated Statements of Operations as part of Foreign exchange and other and reported as operating activities in the Condensed Consolidated Statements of Cash Flows. During the three months ended March 31, 2022 and 2021, Bausch + Lomb reported a realized gain of $9 million and a realized loss of $1 million, respectively, related to settlements of Bausch + Lomb’s foreign currency exchange contracts.

7.	INVENTORIES

Inventories, net consist of:

(in millions)	March 31, 2022	December 31, 2021
Raw materials	$150	$147
Work in process	46	34
Finished goods	402	391
	$598	$572

8.	INTANGIBLE ASSETS AND GOODWILL

Intangible Assets

The major components of intangible assets consist of:

	March 31, 2022			December 31, 2021
(in millions)	Gross Carrying Amount	Accumulated Amortization and Impairments	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization and Impairments	Net Carrying Amount
Finite-lived intangible assets:
Product brands	$2,640	$(2,250)	$390	$2,656	$(2,209)	$447
Corporate brands	12	(6)	6	12	(6)	6
Product rights/patents	994	(892)	102	995	(882)	113
Technology and other	66	(66)	—	62	(62)	—
Total finite-lived intangible assets	3,712	(3,214)	498	3,725	(3,159)	566
Acquired IPR&D not in service	—	—	—	—	—	—
B&L Trademark	1,698	—	1,698	1,698	—	1,698
	$5,410	$(3,214)	$2,196	$5,423	$(3,159)	$2,264

Long-lived assets with finite lives are tested for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment charges associated with these assets are included in Other expense, net in the Condensed Consolidated Statement of Operations. Bausch + Lomb continues to monitor the recoverability of its finite-lived intangible assets and tests the intangible assets for impairment if indicators of impairment are present.

There were no asset impairments during the three months ended March 31, 2022. Asset impairments for the three months ended March 31, 2021 were $1 million related to the discontinuance of certain product lines.

Estimated amortization expense of finite-lived intangible assets for the remainder of 2021 and the five succeeding years ending December 31 and thereafter are as follows:

(in millions)	Remainder of 2022	2023	2024	2025	2026	2027	Thereafter	Total
Amortization	$179	$177	$85	$39	$5	$3	$10	$498

Goodwill

The changes in the carrying amounts of goodwill during the three months ended March 31, 2022 and the year ended December 31, 2021 were as follows:

(in millions)	Bausch + Lomb	Vision Care/Consumer Health Care	Ophthalmic Pharmaceuticals	Surgical	Total
Balance, January 1, 2021	$4,685	$—	$—	$—	$4,685
Realignment of segment goodwill	(4,685)	3,674	689	322	—
Foreign exchange and other	—	(78)	(14)	(7)	(99)
Balance, December 31, 2021	—	3,596	675	315	4,586
Foreign exchange and other	—	(26)	(5)	(2)	(33)
Balance, March 31, 2022	$—	$3,570	$670	$313	$4,553

Goodwill is not amortized but is tested for impairment at least annually on October 1st at the reporting unit level. A reporting unit is the same as, or one level below, an operating segment. Bausch + Lomb performs its annual impairment test by first assessing qualitative factors. Where the qualitative assessment suggests that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a quantitative fair value test is performed for that reporting unit (Step 1).

The fair value of a reporting unit refers to the price that would be received to sell the unit as a whole in an orderly transaction between market participants. Bausch + Lomb estimates the fair values of a reporting unit using a discounted cash flow model which utilizes Level 3 unobservable inputs. The discounted cash flow model relies on assumptions regarding revenue growth rates, gross profit, projected working capital needs, selling, general and administrative expenses, research and development expenses, capital expenditures, income tax rates, discount rates and terminal growth rates. To estimate fair value, Bausch + Lomb discounts the forecasted cash flows of each reporting unit. The discount rate Bausch + Lomb uses represents the estimated weighted average cost of capital, which reflects the overall level of inherent risk involved in its reporting unit operations and the rate of return a market participant would expect to earn. The quantitative fair value test is performed utilizing long-term growth rates and discount rates applied to the estimated cash flows in estimation of fair value. To estimate cash flows beyond the final year of its model, Bausch + Lomb estimates a terminal value by applying an in-perpetuity growth assumption and discount factor to determine the reporting unit’s terminal value.

To forecast a reporting unit’s cash flows Bausch + Lomb takes into consideration economic conditions and trends, estimated future operating results, management’s and a market participant’s view of growth rates and product lives, and anticipates future economic conditions. Revenue growth rates inherent in these forecasts are based on input from internal and external market research that compare factors such as growth in global economies, recent industry trends and product life-cycles. Macroeconomic factors such as changes in economies, changes in the competitive landscape including the unexpected loss of exclusivity to Bausch + Lomb’s product portfolio, changes in government legislation, product life-cycles, industry consolidations and other changes beyond Bausch + Lomb’s control could have a positive or negative impact on achieving its targets. Accordingly, if market conditions deteriorate, or if Bausch + Lomb is unable to execute its strategies, it may be necessary to record impairment charges in the future.

Second Quarter 2021 - Realignment of Segments

Bausch + Lomb has historically operated as part of BHC, reported under BHC’s segment structure and historically the Chief Operating Decision Maker, (“CODM”), was the CODM of BHC. As Bausch + Lomb is transitioning into an independent, publicly traded company, BHC’s CEO, who is Bausch + Lomb’s CODM, evaluated how to view and measure Bausch + Lomb’s performance. This evaluation necessitated a realignment of the Bausch + Lomb’s historical segment structure, and during the second quarter of 2021, Bausch + Lomb determined it is organized into three operating segments, which are also its reportable segments and reporting units. This realignment is consistent with how the CODM: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports. Pursuant to these changes, effective in the second quarter of 2021, Bausch + Lomb operates in the following operating and reportable segments which are generally determined based on the decision-making structure of Bausch + Lomb and the grouping of similar products and services: (i) Vision Care/Consumer Health Care, (ii) Ophthalmic Pharmaceuticals and (iii) Surgical.

This realignment in segment structure resulted in a change in the former Bausch + Lomb reporting units, which are now divided between the: (i) Vision Care/Consumer Health Care, (ii) Ophthalmic Pharmaceuticals and (iii) Surgical reporting units. As a result of this realignment, goodwill was reassigned to each of the aforementioned reporting units using a relative fair value approach.

Immediately prior to the change in reporting units, Bausch + Lomb performed a qualitative fair value assessment for its former Bausch + Lomb reporting units. Based on the qualitative fair value assessment performed, Management believed that it was more likely than not that the carrying value of its former Bausch + Lomb reporting units were less than their respective fair values and therefore, concluded a quantitative assessment was not required.

Immediately following the change in reporting units, as a result of the change in composition of the net assets for its current: (i) Vision Care/Consumer Health Care, (ii) Ophthalmic Pharmaceuticals and (iii) Surgical reporting units, Bausch + Lomb performed a quantitative fair value assessment. The quantitative fair value test utilized long-term growth rates of 2.0% and 3.0% and a range of discount rates between 7.0% and 10.0%, in estimation of the fair value of the reporting units. After completing the testing, the fair value of each of these reporting units exceeded its carrying value by more than 45%, and, therefore, there was no impairment to goodwill.

2021 Annual Goodwill Impairment Test

The Company conducted its annual goodwill impairment test as of October 1, 2021 by first assessing qualitative factors. Based on its qualitative assessment as of October 1, 2021, management believed that, it was more likely than not that the carrying amounts of its reporting units were less than their respective fair values and therefore concluded a quantitative fair value test for any of its reporting units was not required.

March 31, 2022 Interim Goodwill Impairment Assessment

No events occurred or circumstances changed during the period October 1, 2021 (the last time goodwill was tested for all reporting units) through March 31, 2022 that would indicate that the fair value of any reporting unit might be below its carrying value. If market conditions deteriorate, if the factors and circumstances regarding the COVID-19 pandemic escalate beyond management’s current expectations, or if Bausch + Lomb is unable to execute its strategies, it may be necessary to record impairment charges in the future.

There were no goodwill impairment charges through March 31, 2022.

9.	ACCRUED AND OTHER CURRENT LIABILITIES

Accrued and other current liabilities consist of:

(in millions)	March 31, 2022	December 31, 2021
Product rebates	$172	$164
Employee compensation and benefit costs	170	204
Discounts and allowances	77	88
Product returns	59	60
Net borrowings under BHC pooled financing arrangements (Note 4)	60	28
Other	303	316
	$841	$860

10.	PENSION AND POSTRETIREMENT EMPLOYEE BENEFIT PLANS

Bausch + Lomb has defined benefit plans and a participatory defined benefit postretirement medical and life insurance plan, which covers a closed grandfathered group of legacy U.S. employees and employees in certain other countries. Net periodic (benefit) cost for Bausch + Lomb’s defined benefit pension plans and postretirement benefit plan for the three months ended March 31, 2022 and 2021 consists of:

	Pension Benefit Plans
	U.S. Plan		Non-U.S. Plans		Postretirement Benefit Plan
(in millions)	2022	2021	2022	2021	2022	2021
Service cost	$—	$—	$1	$1	$—	$—
Interest cost	1	1	1	1	—	—
Expected return on plan assets	(3)	(3)	(1)	(1)	—	—
Amortization of prior service credit and other	—	—	—	—	(1)	(1)
Net periodic (benefit) cost	$(2)	$(2)	$1	$1	$(1)	$(1)

11.	SHARE-BASED COMPENSATION

Bausch + Lomb participates in BHC’s long-term incentive program. Accordingly, the following disclosures represent share-based compensation expense attributable to Bausch + Lomb based on the awards and terms previously granted under BHC’s share-based compensation plans. Share-based compensation expense attributable to Bausch + Lomb is derived from: (i) the specific identification of Bausch + Lomb employees, and (ii) an allocation of charges from BHC, related to BHC employees providing corporate services to Bausch + Lomb. Accordingly, the amounts presented are not necessarily indicative of future awards and do not necessarily reflect the results that Bausch + Lomb would have experienced as an independent company for the periods presented.

The components and classification of share-based compensation expense related to stock options and RSUs directly attributable to those employees specifically identified as Bausch + Lomb employees for the three months ended March 31, 2022 and 2021 were as follows:

(in millions)	2022	2021
Stock options	$1	$1
RSUs	9	8
Share-based compensation expense	$10	$9

Research and development expenses	$2	$2
Selling, general and administrative expenses	8	7
Share-based compensation expense	$10	$9

In addition to share-based compensation expense attributable to employees that are specific to Bausch + Lomb's business, share-based compensation expense also includes $6 million and $5 million for the three months ended March 31, 2022 and 2021 respectively, of allocated charges from BHC, based on revenues, related to BHC employees providing corporate services to Bausch + Lomb.

12.	ACCUMULATED OTHER COMPREHENSIVE LOSS

Accumulated other comprehensive loss consists of:

(in millions)	March 31, 2022	December 31, 2021
Foreign currency translation adjustment	$(1,078)	$(1,018)
Pension adjustment, net of tax	(21)	(17)
	$(1,099)	$(1,035)

Income taxes are not provided for foreign currency translation adjustments arising on the translation of Bausch + Lomb’s operations having a functional currency other than the U.S. dollar, except to the extent of translation adjustments related to Bausch + Lomb’s retained earnings for foreign jurisdictions in which Bausch + Lomb is not considered to be permanently reinvested.

13.	RESEARCH AND DEVELOPMENT

Included in Research and development are costs related to product development and quality assurance programs. Quality assurance are the costs incurred to meet evolving customer and regulatory standards. Research and development costs for the three months ended March 31, 2022 and 2021 consists of:

(in millions)	2022	2021
Product related research and development	$72	$63
Quality assurance	5	4
Research and development	$77	$67

14.	OTHER EXPENSE, NET

Other expense, net for the three months ended March 31, 2022 and 2021 consists of:

(in millions)	2022	2021
Asset impairments	$—	$1
Restructuring and integration costs	2	1
Other expense, net	$2	$2

Bausch + Lomb evaluates opportunities to improve its operating results and implements cost savings programs to streamline its operations and eliminate redundant processes and expenses. Restructuring and integration costs are expenses associated with the implementation of these cost savings programs include expenses associated with: (i) reducing headcount, (ii) eliminating real estate costs associated with unused or under-utilized facilities and (iii) other cost reduction initiatives.

15.	INCOME TAXES

For interim financial statement purposes, U.S. GAAP income tax expense/benefit related to ordinary income is determined by applying an estimated annual effective income tax rate against a company’s ordinary income, subject to certain limitations on the benefit of losses. Income tax expense/benefit related to items not characterized as ordinary income is recognized as a discrete item when incurred. The estimation of the Bausch + Lomb’s income tax provision requires the use of management forecasts and other estimates, application of statutory income tax rates, and an evaluation of valuation allowances. The Bausch + Lomb’s estimated annual effective income tax rate may be revised, if necessary, in each interim period.

Provision for income taxes for the three months ended March 31, 2022 was $6 million. The difference between the statutory tax rate and the effective tax rate was primarily attributable to jurisdictional mix of earnings and discrete tax effects of changes in uncertain tax positions. Provision for income taxes for the three months ended March 31, 2021 was $47 million. The difference between the statutory tax rate and effective tax rate was primarily attributable to jurisdictional mix of earnings and discrete tax effects of internal restructurings.

16.	LEGAL PROCEEDINGS

Bausch + Lomb is involved, and, from time to time, may become involved, in various legal and administrative proceedings, which include or may include product liability, intellectual property, commercial, tax, antitrust, governmental and regulatory investigations, related private litigation and ordinary course employment-related issues. From time to time, Bausch + Lomb also initiates or may initiate actions or file counterclaims. Bausch + Lomb could be subject to counterclaims or other suits in response to actions it may initiate. Bausch + Lomb believes that the prosecution of these actions and counterclaims is important to preserve and protect Bausch + Lomb, its reputation and its assets. Certain of these proceedings and actions are described below.

On a quarterly basis, Bausch + Lomb evaluates developments in legal proceedings, potential settlements and other matters that could increase or decrease the amount of the liability accrued. As of March 31, 2022, the Bausch + Lomb’s Condensed Consolidated Balance Sheets includes accrued current loss contingencies of $1 million related to matters which are both probable and reasonably estimable. For all other matters, unless otherwise indicated, Bausch + Lomb cannot reasonably predict the outcome of these legal proceedings, nor can it estimate the amount of loss, or range of loss, if any, that may result from these proceedings. An adverse outcome in certain of these proceedings could have a material adverse effect on Bausch + Lomb’s business, financial condition and results of operations, and could cause the market value of its common shares and/or debt securities to decline.

Antitrust

Generic Pricing Antitrust Litigation

BHC’s subsidiaries, Oceanside Pharmaceuticals, Inc. (“Oceanside”), Bausch Health US, LLC (formerly Valeant Pharmaceuticals North America LLC) (“Bausch Health US”), and Bausch Health Americas, Inc. (formerly Valeant Pharmaceuticals International) (“Bausch Health Americas”) (for the purposes of this paragraph, collectively, the “Company”), are defendants in multidistrict antitrust litigation (“MDL”) entitled In re: Generic Pharmaceuticals Pricing Antitrust Litigation, pending in the United States District Court for the Eastern District of Pennsylvania (MDL 2724, 16 MD-2724). The lawsuits seek damages under federal and state antitrust laws, state consumer protection and unjust enrichment laws and allege that the Company’s subsidiaries entered into a conspiracy to fix, stabilize, and raise prices, rig bids and engage in market and customer allocation for generic pharmaceuticals. The lawsuits, which have been brought as putative class actions by direct purchasers, end payers, and indirect resellers, and as direct actions by direct purchasers, end payers, insurers, States, and various Counties, Cities, and Towns, have been consolidated into the MDL. There are also additional, separate complaints which have been consolidated in the same MDL that do not name the Company or any of its subsidiaries as a defendant. There are cases pending in the Court of Common Pleas of Philadelphia County against the Company and other defendants related to the multidistrict litigation, but no complaint has been filed in these cases. The cases have been put in deferred status. The Company disputes the claims against it and these cases will be defended vigorously.

Additionally, BHC and certain U.S. and Canadian subsidiaries (for the purposes of this paragraph, collectively “the Company”) have been named as defendants in a proposed class proceeding entitled Kathryn Eaton v. Teva Canada Limited, et al. in the Federal Court in Toronto, Ontario, Canada (Court File No. T-607-20). The plaintiff seeks to certify a proposed class action on behalf of persons in Canada who purchased generic drugs in the private sector, alleging that the Company and other defendants violated the Competition Act by conspiring to allocate the market, fix prices, and maintain the supply of generic drugs, and seeking damages under federal law. The proposed class action contains similar allegations to the In re: Generic Pharmaceuticals Pricing Antitrust Litigation pending in the United States Court for the Eastern District of Pennsylvania. The Company disputes the claims against it and this case will be defended vigorously.

These lawsuits cover products of both Bausch + Lomb and BHC’s other businesses. It is anticipated that Bausch + Lomb and BHC will split the fees and expenses associated with defending these claims, as well as any potential damages or other liabilities awarded in or otherwise arising from these claims, in the manner set forth in the Master Separation Agreement.

PreserVision® AREDS 2 Antitrust Litigation

Bausch & Lomb Incorporated (“B&L Inc.”) is a defendant in an antitrust suit filed by a competitor on December 8, 2021 in the United States District Court for the Central District of California (Pharmavite LLC v. Bausch & Lomb Incorporated, et al., Case No. 2:21-CV-09507 (the “Pharmavite case”)). The lawsuit asserts that B&L Inc.’s efforts to enforce one of its patents against the competitor in a patent infringement suit in Delaware (Bausch & Lomb Inc., et al. v. Nature Made Nutritional Products & Pharmavite LLC, C.A. No. 21-cv-01030-UNA (D. Del.)) (the “Delaware Action”) and certain B&L Inc. marketing statements constitute monopolization, attempted monopolization, and a conspiracy to monopolize the alleged product market of eye health dietary supplements. The lawsuit seeks damages and injunctive relief under Section 2 of the Sherman Act. The suit also seeks a declaratory judgment finding that the competitor does not infringe the relevant patent, that the relevant patent is invalid, and that B&L Inc. has misused the relevant patent. On April 26, 2022, the Parties notified the court that they had reached a settlement in principle and asked the court to vacate pending deadlines. On April 28, 2022, the court dismissed the Pharmavite case “without prejudice to the right . . . to reopen the action if settlement is not consummated.”

B&L Inc. is also a defendant in an antitrust suit filed by a competitor on December 20, 2021 in the United States District Court for the Eastern District of Missouri (ZeaVision, LLC v. Bausch & Lomb Incorporated, et al., Civil Action No. 4:21-cv-01487). The lawsuit asserts similar claims to the Pharmavite case but also includes a false advertising claim under the

Lanham Act. On February 11, 2022, B&L Inc. filed a motion to dismiss, or in the alternative, to stay or transfer. On March 4, 2022, ZeaVision, LLC filed its First Amended Complaint, dismissing B&L Inc.’s co-defendant and its conspiracy to monopolize claim. On April 1, 2022, B&L Inc. filed a motion to dismiss, or in the alternative, to stay or transfer the First Amended Complaint. ZeaVision’s opposition to the motion to dismiss is due on May 31, 2022, and B&L Inc.’s reply in support of its motion to dismiss is due July 1, 2022.

B&L Inc. disputes the claims against it and will defend the cases vigorously.

Product Liability

Shower to Shower® Products Liability Litigation

Since 2016, BHC has been named in a number of product liability lawsuits involving the Shower to Shower® body powder product acquired in September 2012 from Johnson & Johnson; due to dismissals, twenty-nine (29) of such product liability suits currently remain pending. Potential liability (including its attorneys’ fees and costs) arising out of these remaining suits is subject to full indemnification obligations of Johnson & Johnson owed to BHC and its affiliates, including the Bausch + Lomb, and legal fees and costs will be paid by Johnson & Johnson. Twenty-eight (28) of these lawsuits filed by individual plaintiffs allege that the use of Shower to Shower® caused the plaintiffs to develop ovarian cancer, mesothelioma or breast cancer. The allegations in these cases include failure to warn, design defect, manufacturing defect, negligence, gross negligence, breach of express and implied warranties, civil conspiracy concert in action, negligent misrepresentation, wrongful death, loss of consortium and/or punitive damages. The damages sought include compensatory damages, including medical expenses, lost wages or earning capacity, loss of consortium and/or compensation for pain and suffering, mental anguish anxiety and discomfort, physical impairment and loss of enjoyment of life. Plaintiffs also seek pre- and post-judgment interest, exemplary and punitive damages, and attorneys’ fees. Additionally, two proposed class actions have been filed in Canada against BHC and various Johnson & Johnson entities (one in the Supreme Court of British Columbia and one in the Superior Court of Quebec), on behalf of persons who have purchased or used Johnson & Johnson’s Baby Powder or Shower to Shower®. The class actions allege the use of the product increases certain health risks (British Columbia) or negligence in failing to properly test, failing to warn of health risks, and failing to remove the products from the market in a timely manner (Quebec). The plaintiffs in these actions are seeking awards of general, special, compensatory and punitive damages. On November 17, 2020, the British Columbia court issued a judgment declining to certify a class as to BHC or Shower to Shower®, and at this time no appeal of that judgment has been filed. On December 16, 2021, the plaintiff in the British Columbia class action filed a Second Amended Notice of Civil Claim and Application for Certification, removing BHC as a defendant; as a result, the British Columbia class action is concluded as to BHC.

Johnson & Johnson, through one or more subsidiaries has purported to have completed a Texas divisional merger with respect to any talc liabilities at Johnson & Johnson Consumer, Inc. (“JJCI”). LTL Management, LLC (“LTL”), the resulting entity of the divisional merger, assumed JJCI’s talc liabilities and thereafter filed for Chapter 11 bankruptcy protection in the United States Bankruptcy Court for the Western District of North Carolina. Pursuant to court orders entered in November 2021, the case was transferred to the United States District Court for the District of New Jersey, and substantially all cases related to Johnson & Johnson’s talc liability were stayed for a period of sixty (60) days pursuant to a preliminary injunction. Notwithstanding the divisional merger and LTL’s bankruptcy case, BHC and Bausch + Lomb continue to have indemnification claims and rights against Johnson & Johnson and LTL pursuant to the terms of the indemnification agreement entered into between JJCI and its affiliates and BHC and its affiliates, which indemnification agreement remains in effect. As a result, it is Bausch + Lomb’s current expectation that BHC and Bausch + Lomb will not incur any material impairments with respect to its indemnification claims as a result of the divisional merger or the bankruptcy. In December 2021, certain talc claimants filed motions to dismiss the bankruptcy case. Shortly thereafter, LTL filed a motion in the bankruptcy court to extend the 60-day preliminary injunction. On February 25, 2022, the bankruptcy court entered orders denying the motions to dismiss and extending the preliminary injunction staying substantially all cases subject to the indemnification agreement related to Johnson & Johnson’s talc liability through at least June 29, 2022. The order denying the motions to dismiss and the order extending the preliminary injunction are subject to appeal and the bankruptcy court certified their appeals directly to the United States Court of Appeals for the Third Circuit. On May 11, 2022, the Third Circuit granted authorization for the parties to proceed with their direct appeal of the bankruptcy court orders. Further, pursuant to a court order dated March 18, 2022, the bankruptcy court directed certain talc claimants and LTL to mediate the issues related to the case in the hopes of achieving a global resolution. The Bankruptcy Court has also indicated that it intends to order separate mediation with respect to certain consumer protection claims against LTL by various state attorneys general. On May 4, 2022, the Bankruptcy Court extended LTL’s exclusive period to file a chapter 11 plan until September 9, 2022. To the extent that any cases proceed during the pendency of the bankruptcy case, it is Bausch + Lomb’s expectation that Johnson & Johnson, in accordance with the indemnification agreement, will continue to vigorously defend BHC and Bausch + Lomb in each of the remaining actions.

General Civil Actions

U.S. Securities Litigation - New Jersey Declaratory Judgment Lawsuit

On March 24, 2022, BHC and Bausch + Lomb were named in a declaratory judgment action in the Superior Court of New Jersey, Somerset County, Chancery Division, brought by certain individual investors in BHC’s common shares and debt securities who are also maintaining individual securities fraud claims against BHC and certain current or former officers and directors as part of the U.S. Securities Litigation. This newly filed action seeks a declaratory judgment that the transfer of BHC assets to Bausch + Lomb would constitute a voidable transfer under New Jersey’s Uniform Voidable Transactions Act and that Bausch + Lomb would become liable for damages awarded against BHC in the individual opt-out actions. The declaratory judgment action alleges that a transfer of assets from BHC to Bausch + Lomb would leave BHC with inadequate financial resources to satisfy these plaintiffs’ alleged securities fraud damages in the underlying individual opt-out actions. None of the plaintiffs in this declaratory judgment action have obtained a judgment against BHC in the underlying individual opt-out actions and BHC disputes the claims against it in those underlying actions. The underlying individual opt-out actions assert claims under Sections 10(b) and 20(a) of the Exchange Act, and certain actions assert claims under Section 18 of the Exchange Act. The allegations in those underlying individual opt out actions are made against BHC and several of its former officers and directors only and relate to, among other things, allegedly false and misleading statements made during the 2013-2016 time period by BHC and/or failures to disclose information about BHC’s business and prospects including relating to drug pricing and the use of specialty pharmacies. On March 31, 2022, BHC and Bausch + Lomb removed the action to the U.S. District Court for the District of New Jersey. As a result, the New Jersey Superior Court action is closed and the case is now pending in the District of New Jersey (Case No. 22-cv-01823). On April 29, 2022, Plaintiffs filed a motion to remand. That motion will be fully briefed on June 3, 2022. Other proceedings are in abeyance pending resolution of Plaintiffs’ remand motion.

Both BHC and Bausch + Lomb dispute the claims in this declaratory judgment action and intend to vigorously defend this matter

California Proposition 65 Related Matter

On January 29, 2020, Plaintiff Jan Graham filed a lawsuit (Graham v. Bausch Health Companies, Inc., et al., Case No. 20STCV03578) in Los Angeles County Superior Court against BHC, Bausch Health US (as defined below) and several other manufacturers, distributors and retailers of talcum powder products, alleging violations of California Proposition 65 by manufacturing and distributing talcum powder products containing chemicals listed under the statute, without a compliant warning on the label. On January 29, 2021, certain defendants including BHC and Bausch Health US filed a Motion for Summary Judgment or in the Alternative Motion for Summary Adjudication, which was granted with prejudice on May 26, 2021; Plaintiff waived the right to appeal.

On June 19, 2019, plaintiffs filed a proposed class action in California state court against Bausch Health US and Johnson & Johnson (Gutierrez, et al. v. Johnson & Johnson, et al., Case No. 37-2019-00025810-CU-NP-CTL), asserting claims for purported violations of the California Consumer Legal Remedies Act, False Advertising Law and Unfair Competition Law in connection with their sale of talcum powder products that the plaintiffs allege violated Proposition 65 and/or the California Safe Cosmetics Act. This lawsuit was served on Bausch Health US in June 2019 and was subsequently removed to the United States District Court for the Southern District of California, where it is currently pending. Plaintiffs seek damages, disgorgement of profits, injunctive relief, and reimbursement/restitution. BHC filed a motion to dismiss Plaintiffs’ claims, which was granted in April 2020 without prejudice. In May 2020, Plaintiffs filed an amended complaint and in June 2020, filed a motion for leave to amend the complaint further, which was granted. In August 2020, Plaintiffs filed the Fifth Amended Complaint. On January 22, 2021, the Court granted the motion to dismiss with prejudice. On February 19, 2021, Plaintiffs filed a Notice of Appeal with the Ninth Circuit Court of Appeals. On July 1, 2021, Appellants (Plaintiffs) filed their opening brief; Appellees’ response briefs were filed October 8, 2021. This matter was stayed by the Ninth Circuit on December 7, 2021, due to the preliminary injunction entered by the bankruptcy court in the LTL bankruptcy proceeding. This stay included Appellants’ reply brief deadline, which was previously due to be filed on or before December 2, 2021 . On March 9, 2022, the Ninth Circuit issued an order extending the stay through July 29, 2022

BHC and Bausch Health US dispute the claims against them and this lawsuit will be defended vigorously.

New Mexico Attorney General Consumer Protection Action

BHC and Bausch Health US were named in an action brought by State of New Mexico ex rel. Hector H. Balderas, Attorney General of New Mexico, in the County of Santa Fe New Mexico First Judicial District Court (New Mexico ex rel. Balderas v. Johnson & Johnson, et al., Civil Action No. D-101-CV-2020-00013, filed on January 2, 2020), alleging consumer protection claims against Johnson & Johnson and Johnson & Johnson Consumer Companies, Inc., BHC and Bausch Health US related to Shower to Shower® and its alleged causal link to mesothelioma and other cancers. In April 2020, Bausch Health US filed a motion to dismiss, which in September 2020, the Court granted in part as to the New Mexico Medicaid Fraud Act and New Mexico Fraud Against Taxpayers Act claims and denied as to all other claims. The State of New Mexico brings claims against all defendants under the New Mexico Unfair Practices Act and other common law and equitable causes of action, alleging defendants engaged in wrongful marketing, sale and promotion of talcum powder products. The lawsuit seeks to recover the cost of the talcum powder products as well as the cost of treating asbestos-related cancers allegedly caused by those products. Bausch Health US filed its answer on November 16, 2020. On December 30, 2020 Johnson & Johnson filed a Motion for Partial Judgment on the Pleadings and on January 4, 2021, Bausch Health US filed a joinder to that motion, which was denied on March 8, 2021. Trial is scheduled to begin on March 6, 2023.

BHC and Bausch Health US dispute the claims against them and this lawsuit will be defended vigorously.

Doctors Allergy Formula Lawsuit

In April 2018, Doctors Allergy Formula, LLC (“Doctors Allergy”), filed a lawsuit against Bausch Health Americas in the Supreme Court of the State of New York, County of New York, asserting breach of contract and related claims under a 2015 Asset Purchase Agreement, which purports to include milestone payments that Doctors Allergy alleges should have been paid by Bausch Health Americas. Doctors Allergy claims its damages are not less than $23 million. Bausch Health Americas has asserted counterclaims against Doctors Allergy. Bausch Health Americas filed a motion seeking an order granting Bausch Health Americas summary judgment on its counterclaims against Plaintiff and dismissing Plaintiff’s claims against Bausch + Lomb. The motion was fully briefed as of May 2021.The Court held a hearing on the motion on January 25, 2022. The motion remains pending. Bausch Health Americas disputes the claims against it and this lawsuit will be defended vigorously.

Pre-Suit Notice and Demand Letter re Eye Drop Products

On August 31, 2021, Bausch & Lomb Incorporated (“B&L Inc.”) received a pre-suit notice and demand letter pursuant to California Civil Code Section 1782, attaching a proposed Class Action Complaint (the “Notice Letter”) from an attorney on behalf of an individual seeking to represent a class of purchasers of Soothe® eye drop products labeled “preservative free.” The Notice Letter alleges B&L Inc. may be liable under the California Consumer Legal Remedies Act, False Advertising Law, and Unfair Competition Law in connection with, inter alia, the labeling and marketing of Soothe® eye drop products as “preservative free” when they contain the alleged preservative boric acid. Pursuant to a negotiated resolution for a non-material amount with the claimant, this claimant will forego the filing of a lawsuit and the Business now considers this matter closed.

Intellectual Property Matters

PreserVision® AREDS Patent Litigation

PreserVision® AREDS and PreserVision® AREDS 2 are OTC eye vitamin formulas for those with moderate-to-advanced AMD. The PreserVision® U.S. formulation patent expired in March 2021, but a patent covering methods of using the formulation remains in force into 2026. B&L has filed patent infringement proceedings against 16 defendants claiming infringement of these patents and, in certain circumstances, related unfair competition and false advertising causes of action. Eleven of these proceedings were subsequently settled; two resulted in a default. One defendant filed a declaratory judgment action after B&L Inc. filed its suit, seeking declaratory judgment related to patent claims as well as false advertising and unfair competition claims. As of the date of this filing, there are three ongoing actions: (1) Bausch & Lomb Inc. & PF Consumer Healthcare 1 LLC v. ZeaVision LLC, C.A. No. 6:20- cv-06452-CJS (W.D.N.Y.); (2) Bausch & Lomb Inc. & PF Consumer Healthcare 1 LLC v. SBH Holdings LLC, C.A. No. 20-cv-01463-LPS (D. Del.); and (3) Bausch & Lomb Inc. & PF Consumer Healthcare 1 LLC v. Nature Made Nutritional Products; et al., C.A. No. 21-cv-01030-UNA (D. Del.). Bausch + Lomb remains confident in the strength of these patents and B&L Inc. will continue to vigorously pursue these matters and defend its intellectual property.

Patent Litigation against Certain Ocuvite and PreserVision

On June 22, 2021, ZeaVision, LLC (“ZeaVision”) filed a complaint for patent infringement against certain of the Ocuvite® and PreserVision® products in the Eastern District of Missouri (Case No. 4:21-cv-00739-RWS). On June 29, 2021, ZeaVision amended its complaint to assert a second patent against certain of the Ocuvite® and PreserVision® products. On November 16, 2021, ZeaVision filed an additional complaint for patent infringement against certain of the Ocuvite® and PreserVision® products (Case No. 4:21-cv-01352-SEP). On March 1, 2022, the cases were consolidated. On March 10,

2022, the court granted Bausch + Lomb’s motion to stay all proceedings pending inter parties review. The Business disputes the claims and intends to vigorously defend this matter.

Lumify® Paragraph IV Proceedings

On August 16, 2021, B&L Inc. received a Notice of Paragraph IV Certification from Slayback Pharma LLC (“Slayback”), in which Slayback asserted that certain U.S. patents, each of which is listed in the FDA’s Orange Book for Lumify® (brimonidine tartrate solution) drops (the “Lumify Patents”), are either invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of Slayback’s generic drops, for which an Abbreviated New Drug Application (“ANDA”) has been filed by Slayback. B&L Inc., through its affiliate Bausch + Lomb Ireland Limited, exclusively licenses the Lumify Patents from Eye Therapies, LLC (“Eye Therapies”). On September 10, 2021, B&L Inc., Bausch + Lomb Ireland Limited and Eye Therapies filed suit against Slayback pursuant to the Hatch-Waxman Act, alleging infringement by Slayback of one or more claims of the Lumify Patents, thereby triggering a 30-month stay of the approval of the Slayback ANDA.

On January 20, 2022, B&L Inc. received a Notice of Paragraph IV Certification from Lupin Ltd. (“Lupin”), in which Lupin asserted that certain U.S. patents, each of which is listed in the FDA’s Orange Book for Lumify® (brimonidine tartrate solution) drops (the “Lumify Patents”), are either invalid, unenforceable and/or will not be infringed by the commercial manufacture, use or sale of Lupin’s generic brimonidine tartrate solution, for which its ANDA No. 216716 has been filed by Lupin. On February 2, 2022, B&L Inc., Bausch + Lomb Ireland Limited and Eye Therapies filed suit against Lupin pursuant to the Hatch-Waxman Act, alleging patent infringement by Lupin of one or more claims of the Lumify Patents, thereby triggering a 30-month stay of the approval of the Lupin ANDA.

Bausch + Lomb remains confident in the strength of the Lumify® related patents and B&L Inc. intends to vigorously defend its intellectual property.

17.	SEGMENT INFORMATION

Reportable Segments

Bausch + Lomb has historically operated as part of BHC, reported under BHC's segment structure and historically the CODM was the CODM of BHC. As Bausch + Lomb is transitioning into an independent, publicly traded company, BHC’s CEO, who is Bausch + Lomb’s CODM, evaluated how to view and measure Bausch + Lomb’s performance. This evaluation necessitated a realignment of Bausch + Lomb’s historical segment structure, and during the second quarter of 2021, Bausch + Lomb determined it is organized into three operating segments, which are also its reportable segments. This realignment is consistent with how the CODM: (i) assesses operating performance on a regular basis, (ii) makes resource allocation decisions and (iii) designates responsibilities of his direct reports. Pursuant to these changes, effective in the second quarter of 2021, Bausch + Lomb operates in the following reportable segments which are generally determined based on the decision-making structure of Bausch + Lomb and the grouping of similar products and services: (i) Vision Care/Consumer Health Care, (ii) Ophthalmic Pharmaceuticals and (iii) Surgical. Prior period presentations have been recast to conform to the current segment reporting structure.

•	The Vision Care / Consumer Health Care segment consists of: (i) sales of contact lenses that span the spectrum of wearing modalities, including daily disposable and frequently replaced contact lenses and (ii) sales of contact lens care products and over-the-counter (“OTC”) eye drops, eye vitamins and mineral supplements that address various conditions including eye allergies, conjunctivitis and dry eye.

•	The Ophthalmic Pharmaceuticals segment consists of sales of a broad line of proprietary and generic pharmaceutical products for post-operative treatments and the treatment of a number of eye conditions such as glaucoma, ocular hypertension and retinal diseases and contact lenses that are indicated for therapeutic use and can also provide optical correction during healing if required.

•	The Surgical segment consists of sales of tools and technologies for the treatment of cataracts, and vitreous and retinal eye conditions and includes intraocular lenses and delivery systems, phacoemulsification equipment and other surgical instruments and devices.

Segment profit is based on operating income after the elimination of intercompany transactions. Certain costs, such as Amortization of intangible assets, Asset impairments, In-process research and development costs, Restructuring and integration costs, Acquisition-related contingent consideration costs and Other expense (income), net, are not included in the measure of segment profit, as management excludes these items in assessing segment financial performance.

Corporate includes the finance, treasury, certain research and development programs, tax and legal operations of Bausch + Lomb’s businesses and incurs certain expenses, gains and losses related to the overall management of Bausch + Lomb, which are not allocated to the other business segments. In assessing segment performance and managing operations, management does not review segment assets. Furthermore, a portion of share-based compensation is considered a corporate cost, since the amount of such expense depends on company-wide performance rather than the operating performance of any single segment.

Segment Revenues and Profit

Segment revenues and profits for the three months ended March 31, 2022 and 2021 were as follows:

	Three Months Ended March 31,
(in millions)	2022	2021
Revenues:
Vision Care/Consumer Health Care	$560	$556
Ophthalmic Pharmaceuticals	155	163
Surgical	174	162
Total revenues	$889	$881
Segment profit:
Vision Care/Consumer Health Care	$159	$165
Ophthalmic Pharmaceuticals	40	56
Surgical	15	16
Total segment profit	214	237
Corporate	(93)	(74)
Amortization of intangible assets	(65)	(76)
Other expense, net	(2)	(2)
Operating income	54	85
Interest expense (Note 4)	(20)	—
Foreign exchange and other	(5)	(8)
Income before provision for income taxes	$29	$77

Revenues by Segment and by Product Category

Revenues by segment and product category were as follows:

	Vision Care/Consumer Health Care		Ophthalmic Pharmaceuticals		Surgical		Total
	Three Months Ended March 31,
(in millions)	2022	2021	2022	2021	2022	2021	2022	2021
Pharmaceuticals	$2	$5	$108	$116	$—	$—	$110	$121
Devices	214	223	—	—	172	159	386	382
OTC	335	320	—	—	—	—	335	320
Branded and Other Generics	6	6	46	45	—	—	52	51
Other revenues	3	2	1	2	2	3	6	7
	$560	$556	$155	$163	$174	$162	$889	$881

The top ten products for the three months ended March 31, 2022 and 2021 represented 34% and 33% of total revenues for the three months ended March 31, 2022 and 2021, respectively.

Geographic Information

Revenues are attributed to a geographic region based on the location of the customer and were as follows:

	Three Months Ended March 31,
(in millions)	2022	2021
U.S. and Puerto Rico	$386	$377
China	82	89
France	55	52
Japan	50	58
Germany	43	41
United Kingdom	27	24
Canada	22	23
Italy	20	16
Spain	19	17
Russia	17	19
South Korea	11	13
Poland	11	10
Mexico	11	8
Sweden	9	10
Other	126	124
	$889	$881

Certain reclassifications have been made and are reflected in the table above.

Major Customers

No individual customer accounted for 10% or more of total revenues.

18.	EARNINGS PER SHARE

On April 28, 2022, Bausch + Lomb effected a share consolidation as a result of which it had 350,000,000 issued and outstanding common shares. These common shares are treated as issued and outstanding at January 1, 2021 for purposes of calculating Basic and diluted income per share attributable to Bausch + Lomb Corporation.

Net income per share attributable to Bausch + Lomb were calculated as follows:

	Three Months Ended March 31,
(in millions, except per share amounts)	2022	2021
Net income attributable to Bausch + Lomb Corporation	$20	$27
Basic and diluted weighted-average common shares	350	350
Basic and diluted income per share attributable to Bausch + Lomb Corporation	$0.06	$0.08

There were no dilutive equity instruments or equity awards outstanding prior to the B+L IPO.

19.	SUBSEQUENT EVENTS

Initial Public Offering

The registration statement related to the B+L IPO was declared effective on May 5, 2022, and Bausch + Lomb’s common shares began trading on the New York Stock Exchange and the Toronto Stock Exchange, in each case under the ticker symbol “BLCO” on May 6, 2022. Bausch + Lomb also obtained a final receipt to its final Canadian base PREP prospectus on May 5, 2022. Prior to the effectiveness of the registration statement, Bausch + Lomb was a wholly-owned subsidiary of BHC. On May 10, 2022, the Selling Shareholder sold 35,000,000 common shares of Bausch + Lomb, at an offering price of $18.00, per share, pursuant to the Bausch + Lomb prospectuses. The Selling Shareholder received all net proceeds from the B+L IPO. BHC expects to complete the separation of Bausch + Lomb after the expiry of customary lockups related to the B+L IPO and achievement of targeted debt leverage ratios, subject to the receipt of applicable shareholder and other necessary approvals, and subject to the various risk factors set forth in the prospectuses relating to the separation.

Financing Transactions

On May 10, 2022, Bausch + Lomb entered into a credit agreement (the “Credit Agreement”, and the credit facilities thereunder, the “Credit Facilities”) providing for term loans of approximately $2,500 million with a five-year term to maturity (the “Term Facility”) and a five-year revolving credit facility of approximately $500 million (the “Revolving Credit Facility”). The Credit Facilities are secured by substantially all of the assets of Bausch + Lomb and its material, wholly-owned Canadian, U.S., Dutch and Irish subsidiaries, subject to certain exceptions. The term loans are denominated in U.S. dollars, and borrowings under the revolving credit facility will be made available in U.S. dollars, euros, pounds sterling and Canadian dollars. As of May 16, 2022, the Revolving Credit Facility remains undrawn.

Borrowings under the Revolving Credit Facility in (i) U.S. dollars bear interest at a rate per annum equal to, at Bausch + Lomb’s option, either: (a) a term SOFR-based rate or (b) a U.S. dollar base rate, (ii) Canadian dollars bear interest at a rate per annum equal to, at Bausch + Lomb’s option, either: (a) CDOR or (b) a Canadian dollar prime rate, (iii) euros bear interest at a rate per annum equal to EURIBOR and (iv) pounds sterling bear interest at a rate per annum equal to SONIA (provided, however, that the term SOFR-based rate, CDOR, EURIBOR and SONIA shall be no less than 0.00% per annum at any time and the U.S. dollar base rate and the Canadian dollar prime rate shall be no less than 1.00% per annum at any time), in each case, plus an applicable margin. Term SOFR-based loans are subject to a credit spread adjustment of 0.10%.

The applicable interest rate margins for borrowings under the Revolving Credit Facility are (i) between 0.75% to 1.75% with respect to U.S. dollar base rate or Canadian dollar prime rate borrowings and between 1.75% to 2.75% with respect to SOFR, EURIBOR, SONIA or CDOR borrowings based on Bausch + Lomb’s total net leverage ratio and (ii) after (x) Bausch + Lomb’s senior unsecured non-credit-enhanced long term indebtedness for borrowed money receives an investment grade rating from at least two of S&P, Moody’s and Fitch and (y) the term loan facility has been repaid in full in cash (the “IG Trigger”), between 0.015% to 0.475% with respect to U.S. dollar base rate or Canadian dollar prime rate borrowings and between 1.015% to 1.475% with respect to SOFR, EURIBOR, SONIA or CDOR borrowings based on Bausch + Lomb’s debt rating. In addition, Bausch + Lomb is required to pay commitment fees of 0.25% per annum in respect of the unutilized commitments under the revolving credit facility, payable quarterly in arrears until the IG Trigger and a facility fee between 0.110% to 0.275% of the total revolving commitments, whether used or unused, based on Bausch + Lomb’s debt rating and payable quarterly in arrears. Bausch + Lomb is also required to pay letter of credit fees on the maximum amount available to be drawn under all outstanding letters of credit in an amount equal to the applicable margin on SOFR borrowings under the revolving credit facility on a per annum basis, payable quarterly in arrears, as well as customary fronting fees for the issuance of letters of credit and agency fees.

Borrowings under the term loan facility bear interest at a rate per annum equal to, at Bausch + Lomb’s option, either (i) a term SOFR-based rate, plus an applicable margin of 3.25% or (ii) a U.S. dollar base rate, plus an applicable margin of 2.25% (provided, however, that the term SOFR-based rate shall be no less than 0.50% per annum at any time and the U.S. dollar base rate shall not be lower than 1.50% per annum at any time). Term SOFR-based loans are subject to a credit spread adjustment of 0.10%.

Subject to certain exceptions and customary baskets set forth in the Credit Agreement, Bausch + Lomb is required to make mandatory prepayments of the loans under the Term Facility under certain circumstances, including from: (i) 100% of the net cash proceeds of insurance and condemnation proceeds for property or asset losses (subject to reinvestment rights, decrease based on leverage ratios and net proceeds threshold), (ii) 100% of the net cash proceeds from the incurrence of debt (other than permitted debt as described in the Credit Agreement), (iii) 50% of Excess Cash Flow (as defined in the Credit Agreement) subject to decrease based on leverage ratios and subject to a threshold amount and (iv) 100% of net cash proceeds from asset sales (subject to reinvestment rights, decrease based on leverage ratios and net proceeds threshold). These mandatory prepayments may be used to satisfy future amortization.

The amortization rate for the Term Facility is 1.00% per annum and the first installment shall be payable on September 30, 2022. Bausch + Lomb may direct that prepayments be applied to such amortization payments in order of maturity.

Repayment of BHC Purchase Note and Return of Capital

On May 10, 2022 Bausch + Lomb made payments to BHC of: (i) $2,200 million in full satisfaction of the BHC Purchase Debt and (ii) $229 million in return of capital using the proceeds from the Term Facility and cash on hand.

Transition Services Agreement with BHC

In connection with the completion of the B+L IPO, Bausch + Lomb has entered into the TSA with BHC to provide each other, on a transitional basis, certain services and other assistance, for a limited time to help ensure an orderly transition following the Separation. The TSA specifies the calculation of Bausch + Lomb costs for these services. Under the TSA, Bausch + Lomb will receive certain services, including information technology services, technical and engineering support, application support for operations, legal, payroll, finance, tax and accounting, general administrative services and other support services. Individual services provided under the TSA are scheduled for a specific period, generally ranging from six to twelve months, depending on the nature of the services.

In addition to the previously discussed TSA and the MSA, Bausch + Lomb has entered into certain other agreements with BHC including, but not limited to, the Tax Matters Agreement, the Employee Matters Agreement, the Intellectual Property Matters Agreement and the Real Estate Matters Agreement that provide a framework for the ongoing relationship with BHC.

Bausch + Lomb 2022 Incentive Stock Plan

Effective May 5, 2022, Bausch + Lomb established the Bausch + Lomb Corporation 2022 Omnibus Incentive Plan (the “Plan”). A total of 28,000,000 common shares of Bausch + Lomb are authorized under the Plan. The plan provides for the grant of various types of awards including restricted stock unit (“RSUs”), stock appreciation rights, stock options, performance-based awards and cash awards. Under the Plan, the exercise price of awards, if any, is set on the grant date and may not be less than the fair market value per share on that date. Generally, stock options have a term of ten years and a three-year vesting period, subject to limited exceptions.

Also on May 5, 2022, in connection with the B+L IPO, Bausch + Lomb granted approximately 3,900,000 IPO Founders Grants to Bausch + Lomb executive officers. Founder Grants were awarded 50% in the form of stock options and 50% in the form of RSUs. Additionally, Bausch + Lomb granted approximately 5,700,000 stock options and RSUs to non-executive employees.